Assured Guaranty Ltd. Reports Results for Second Quarter 2015

•
Net income was $297 million, or $1.96 per share, for second quarter 2015, compared with $159 million, or $0.89 per share, for second quarter 2014. Net income was $498 million, or $3.23 per share, for six months 2015, compared with $201 million, or $1.11 per share, for six months 2014.

•
Operating income[1] was $278 million, or $1.83 per share, for second quarter 2015, compared with $101 million, or $0.56 per share, for second quarter 2014. Operating income was $418 million, or $2.71 per share for six months 2015, compared with $233 million, or $1.28 per share, for six months 2014.

•
Acquisition of Radian Asset for $804.5 million resulted in an after-tax bargain purchase gain plus settlement of pre-existing relationships totaling $193 million, or $1.27 per share, which contributed to a record high quarterly operating income, and increased adjusted book value at the acquisition date by $570 million, or $3.73 per share.

•	Second quarter 2015 share repurchases totaled $133 million, or 4.7 million shares.

Hamilton, Bermuda, August 5, 2015 -- Assured Guaranty Ltd. (NYSE: AGO) (AGL and, together with its consolidated entities, Assured Guaranty or the Company) announced today its financial results for the three-month period ended June 30, 2015 (second quarter 2015).

Summary Financial Results
(in millions, except per share amounts)

	Quarter Ended
	June 30,
	2015	2014
Net income	$297	$159
Operating income[1]	278	101

Net income per diluted share	1.96	0.89
Operating income[1] per diluted share	1.83	0.56

Diluted shares[2]	151.6	179.5

PVP[1]	$26	$27
Gross par written	5,581	2,658

1 Please see “Non-GAAP Financial Measures” at the end of this press release.
2 Diluted shares for generally accepted accounting principles (GAAP) net income and non-GAAP operating income were the same.

Summary Financial Results (continued)
(in millions, except per share amounts)

	As of
	June 30, 2015		December 31, 2014
	Amount	Per Share	Amount	Per Share
Shareholders' equity	$5,806	$39.16	$5,758	$36.37
Operating shareholders' equity[1]	6,011	40.55	5,933	37.48
Adjusted book value[1]	8,701	58.69	8,495	53.66

Common shares outstanding	148.3		158.3
________________________________________________

(1)	Please see “Non-GAAP Financial Measures” at the end of this press release.

“Assured Guaranty produced excellent results in the second quarter,” said Dominic Frederico, President and CEO. “Operating income reached a record $278 million, with the closing of our Radian Asset acquisition providing a significant benefit. We also further strengthened our balance sheet, and we continue to be the industry leader, insuring nearly two-thirds of the U.S. municipal insured par sold during the quarter. Lastly, on June 29, S&P affirmed our AA stable financial strength ratings in its annual review of the company, and we estimate that at December 31, 2014 we had $1.9 billion of excess capital above their AAA requirement.”

Second Quarter Results

GAAP Financial Information

Net income for second quarter 2015 was $297 million, compared with net income of $159 million for the three-month period ended June 30, 2014 (second quarter 2014). The increase in pre-tax income was primarily attributable to (i) the acquisition of Radian Asset, which resulted in a bargain purchase gain of $55 million and a gain on settlement of pre-existing reinsurance relationships of $159 million, (ii) an $83 million increase in net earned premiums, and (iii) gains on commutations of previously ceded business of $33 million in second quarter 2015. The Company also recorded higher loss and loss adjustment expenses (LAE) of $131 million. Second quarter 2015 net income includes $12 million of operating expenses related to the Radian Asset acquisition.

Consolidated Statements of Operations (unaudited)
(in millions)

	Quarter Ended
	June 30,
	2015	2014
Revenues:
Net earned premiums	$219	$136
Net investment income	98	96
Net realized investment gains (losses)	(9)	(8)
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	8	15
Net unrealized gains (losses)	82	88
Net change in fair value of credit derivatives	90	103
Fair value gains (losses) on committed capital securities (CCS)	23	(6)
Fair value gains (losses) on FG VIEs	5	25
Bargain purchase gain and settlement of pre-existing relationships	214	—
Other income (loss)	55	7
Total revenues	695	353

Expenses:
Loss and LAE	188	57
Amortization of deferred acquisition costs	6	3
Interest expense	26	20
Other operating expenses	66	55
Total expenses	286	135

Income (loss) before income taxes	409	218
Provision (benefit) for income taxes	112	59
Net income (loss)	$297	$159

Economic Loss Development

Economic loss development in second quarter 2015 was $192 million, primarily related to Puerto Rico developments. Following the developments in Puerto Rico and the Governor's speech claiming that its public debt, considering the current level of economic activity, is unpayable, the Company internally downgraded all its Puerto Rico exposures. Increases in loss development during the quarter were offset by a $47 million benefit due to the increase in the risk-free rates used to discount expected losses.

Roll Forward of Net Expected Loss to be Paid (1)
(in millions)

	Net Expected Loss to be Paid (Recovered) as	Expected Losses to be Paid (Recovered) on Radian Asset Portfolio	Economic Loss	Losses	Net Expected Loss to be Paid (Recovered) as
	of March 31, 2015	as of April 1, 2015	Development/ (Benefit)	(Paid)/ Recovered	of June 30, 2015

Public finance	$352	$85	$224	$(4)	$657
U.S. RMBS:
Before representations and warranties (R&W) benefit	815	6	(28)	(44)	749
R&W benefit	(245)	(2)	(4)	26	(225)
U.S. RMBS	570	4	(32)	(18)	524
Other structured finance	232	101	0	(4)	329
Total	$1,154	$190	$192	$(26)	$1,510
________________________________________________

(1)
Economic loss development represents the change in net expected loss to be paid attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts. Economic loss development is the principal measure that the Company uses to evaluate the loss experience in its insured portfolio. Expected loss to be paid includes all transactions insured by the Company, whether written in insurance or credit derivative form, regardless of the accounting model prescribed under GAAP.

New Business Production

New Business Production
(in millions)

	Quarter Ended June 30,
	2015		2014
	PVP(1)	Gross Par Written	PVP(1)	Gross Par Written

Public finance - U.S.	$25	$5,581	$16	$2,453
Public finance - non - U.S.	—	—	—	—
Structured finance - U.S.	1	—	6	5
Structured finance - non-U.S.	—	—	5	200
Total	$26	$5,581	$27	$2,658
________________________________________________

(1)	Please see “Non-GAAP Financial Measures” at the end of this press release.

In the U.S. public finance sector, the Company's PVP, par written and number of issues insured increased in second quarter 2015 compared with second quarter 2014 due to increased market issuance, higher interest rates with intermittently wider credit spreads, and increased demand for bond insurance. During second quarter 2015, Assured Guaranty once again wrote the majority of insured par. The average rating of par written in second quarter 2015 was A-, consistent with second quarter 2014.

Municipal market issuance was $111 billion in second quarter 2015, compared with $83 billion in second quarter 2014, representing a 34% increase, and industry-wide insured penetration (based on par) increased to 7.5%, compared with 5.5% in second quarter 2014.

Other Non-GAAP Financial Measures

Operating income was $278 million in second quarter 2015, compared with operating income of $101 million in second quarter 2014. The increase in pre-tax operating income was due primarily to (i) the acquisition of Radian Asset, which resulted in a bargain purchase gain of $90 million (operating basis) and gains on settlements of pre-existing relationships of $159 million, (ii) commutation gains in second quarter 2015 and (iii) higher net earned premiums. The Company also recorded higher loss expense of $134 million due primarily to developments in Puerto Rico in second quarter 2015. Second quarter operating income includes $12 million in operating expenses related to the Radian Asset acquisition. Bargain purchase gain and loss expense amounts that are included in operating income differ from amounts reported in GAAP net income due to the elimination of the effects of non-economic fair value adjustments on credit derivatives, and the elimination of the effects of consolidating FG VIEs. See "Explanation of Non-GAAP Financial Measures" below.

Total net earned premiums and credit derivative revenues in second quarter 2015 were $259 million, compared with $162 million in second quarter 2014. Accelerations of premium and credit derivative revenues were $98 million in second quarter 2015, which included $28 million from the Radian Asset portfolio, compared with $25 million in second quarter 2014. Second quarter 2015 scheduled premium and credit derivative revenues also increased due primarily to the Radian Asset acquisition. On an operating income basis, credit derivative contracts are accounted for as insurance.

Operating shareholders' equity and adjusted book value increased in second quarter 2015 primarily due to the Radian Asset acquisition, which contributed $193 million to operating shareholders' equity, and $570 million to adjusted book value on April 1, 2015, the acquisition date. The increase in qualified statutory capital (which is policyholders' surplus plus contingency reserves determined in accordance with accounting practices prescribed or permitted by the New York State Department of Financial Services and the Maryland Insurance Administration) associated with Radian Asset was $494 million on the acquisition date.

Common Share Repurchases

As of August 5, 2015, the Company's remaining share repurchase authorization was $280 million.

Summary of Share Repurchases

	Amount	Number of Shares	Average price per share
	(in millions, except per share data)

2013	$264	12.5	$21.12
2014	590	24.4	24.17
Six months 2015	285	10.6	26.88
Cumulative as of June 30, 2015	1,139	47.5	23.97
Third quarter through August 5, 2015	45	1.8	24.76

As in the past, the Company's execution of its capital management strategy is contingent upon its available free cash and the capital position of the parent company, market conditions, the maintenance of its strong financial strength ratings and other factors. The repurchase program may be modified, extended or terminated by the board of directors at any time. It does not have an expiration date.

Consolidated Balance Sheets (unaudited)
(in millions)

	As of
	June 30, 2015	December 31, 2014
Assets
Investment portfolio:
Fixed maturity securities, available-for-sale, at fair value	$10,582	$10,491
Short-term investments, at fair value	834	767
Other invested assets	215	126
Total investment portfolio	11,631	11,384

Cash	75	75
Premiums receivable, net of commissions payable	703	729
Ceded unearned premium reserve	282	381
Deferred acquisition costs	119	121
Reinsurance recoverable on unpaid losses	77	78
Salvage and subrogation recoverable	139	151
Credit derivative assets	81	68
Deferred tax asset, net	439	260
Current income tax receivable	11	—
FG VIE assets, at fair value	1,601	1,402
Other assets	321	276
Total assets	$15,479	$14,925

Liabilities and shareholders' equity
Liabilities
Unearned premium reserve	$4,389	$4,261
Loss and LAE reserve	996	799
Reinsurance balances payable, net	66	107
Long-term debt	1,305	1,303
Credit derivative liabilities	1,007	963
Current income tax payable	—	5
FG VIE liabilities with recourse, at fair value	1,361	1,277
FG VIE liabilities without recourse, at fair value	171	142
Other liabilities	378	310
Total liabilities	9,673	9,167

Shareholders' equity
Common stock	1	2
Additional paid-in capital	1,606	1,887
Retained earnings	3,955	3,494
Accumulated other comprehensive income	239	370
Deferred equity compensation	5	5
Total shareholders' equity	5,806	5,758
Total liabilities and shareholders' equity	$15,479	$14,925

Explanation of Non-GAAP Financial Measures

The Company references financial measures that are not in accordance with GAAP. Management and the board of directors utilize non-GAAP financial measures in evaluating the Company's financial performance. By providing these non-GAAP financial measures, the Company gives investors, analysts and financial news reporters access to the same information that management reviews internally. In addition, Assured Guaranty's presentation of non-GAAP financial measures is consistent with how analysts calculate their estimates of Assured Guaranty's financial results in their research reports on Assured Guaranty and with how investors, analysts and the financial news media evaluate Assured Guaranty's financial results.

The following paragraphs and tables define each non-GAAP financial measure, describe why it is useful and provides reconciliations to the most comparable GAAP financial measure. Non-GAAP financial measures should not be viewed as substitutes for their most directly comparable GAAP measures.

Operating Income

Management believes that operating income is a useful measure because it clarifies the understanding of the underwriting results of the Company's financial guaranty business, and also includes financing costs and net investment income, and enables investors and analysts to evaluate the Company's financial results as compared with the consensus analyst estimates distributed publicly by financial databases. Operating income is defined as net income (loss) attributable to AGL, as reported under GAAP, adjusted for the following:

1)
Elimination of the after-tax realized gains (losses) on the Company's investments, except for gains and losses on securities classified as trading. The timing of realized gains and losses, which depends largely on market credit cycles, can vary considerably across periods. The timing of sales is largely subject to the Company's discretion and influenced by market opportunities, as well as the Company's tax and capital profile. Trends in the underlying profitability of the Company's business can be more clearly identified without the fluctuating effects of these transactions.

2)
Elimination of the after-tax non-credit-impairment unrealized fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit losses and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss. Additionally, such adjustments present all financial guaranty contracts on a more consistent basis of accounting, whether or not they are subject to derivative accounting rules.

3)
Elimination of the after-tax fair value gains (losses) on the Company's CCS. Such amounts are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

4)
Elimination of the after-tax foreign exchange gains (losses) on remeasurement of net premium receivables and loss and LAE reserves. Long-dated receivables constitute a significant portion of the net premium receivable balance and represent the present value of future contractual or expected collections. Therefore, the current period's foreign exchange remeasurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that the Company will ultimately recognize.

5)
Elimination of the effects of consolidating FG VIEs in order to present all financial guaranty contracts on a more consistent basis of accounting, whether or not GAAP requires consolidation. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company even though the Company does not own such VIEs.

Summary Reconciliation of
GAAP Net Income to Non-GAAP Operating Income (1)
(in millions)

	Quarter Ended
	June 30,
	2015	2014
Net income (loss)	$297	$159
Less after-tax adjustments:
Realized gains (losses) on investments	(8)	(2)
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	0	47
Fair value gains (losses) on CCS	15	(5)
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and LAE reserves	9	5
Effect of consolidating FG VIEs	3	13
Operating income	$278	$101
________________________________________________

(1)	The non-GAAP measures presented in the table above should not be considered a substitute for financial results and measures determined or calculated in accordance with GAAP.

Detailed Reconciliation of GAAP Net Income
to Non-GAAP Operating Income (1)
(in millions, except per share amounts)

	Quarter Ended June 30, 2015			Quarter Ended June 30, 2014
	GAAP Income Statement Line Items As Reported	Less: Operating Income Adjustments	Non-GAAP Operating Income Components	GAAP Income Statement Line Items As Reported	Less: Operating Income Adjustments	Non-GAAP Operating Income Components
Revenues:
Net earned premiums	$219	$(5)	$224	$136	$(5)	$141
Net investment income	98	(1)	99	96	(1)	97
Net realized investment gains (losses)	(9)	(9)	0	(8)	(8)	0
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	8	8	—	15	15	—
Net unrealized gains (losses)	82	82	—	88	88	—
Credit derivative revenues	—	(35)	35	—	(21)	21
Net change in fair value of credit derivatives	90	55	35	103	82	21
Fair value gains (losses) on CCS	23	23	—	(6)	(6)	—
Fair value gains (losses) on FG VIEs	5	5	—	25	25	—
Bargain purchase gain and settlement of pre-existing relationships	214	(35)	249	—	—	—
Other income (loss)	55	13	42	7	6	1
Total revenues	695	46	649	353	93	260

Expenses:
Loss expense:
Financial guaranty insurance	188	(1)	189	57	(7)	64
Credit derivatives	—	9	(9)	—	18	(18)
Amortization of deferred acquisition costs	6	—	6	3	—	3
Interest expense	26	—	26	20	—	20
Other operating expenses	66	1	65	55	—	55
Total expenses	286	9	277	135	11	124

Income (loss) before income taxes	409	37	372	218	82	136
Provision (benefit) for income taxes	112	18	94	59	24	35
Income (loss)	$297	$19	$278	$159	$58	$101

Diluted shares	151.6		151.6	179.5		179.5

Earnings per share, diluted	$1.96		$1.83	$0.89		$0.56
________________________________________________
(1) The non-GAAP measures presented in the table above should not be considered a substitute for financial results and measures determined or calculated in accordance with GAAP.

Non-GAAP Loss Expense

Loss Expense Included in
Non-GAAP Operating Income
(in millions)

	Quarter Ended June 30,
	2015	2014

GAAP losses	$188	$57
Loss and LAE (FG VIEs)(1)	1	7
Losses incurred (benefit) on credit derivatives (2)	(9)	(18)
Loss expense (benefit) included in non-GAAP operating income	$180	$46
________________________________________________

(1)	Represents loss and LAE that is eliminated for GAAP upon consolidation.

(2)	Represents a benefit on credit derivatives under a present value, probability-weighted insurance accounting model.

Adjusted Book Value and Operating Shareholders’ Equity

Management also uses adjusted book value to measure the intrinsic value of the Company, excluding franchise value. Growth in adjusted book value per share is one of the key financial measures used in determining the amount of certain long-term compensation to management and employees and used by rating agencies and investors.

Management believes that operating shareholders' equity is a useful measure because it presents the equity of Assured Guaranty Ltd. with all financial guaranty contracts accounted for on a more consistent basis and excludes fair value adjustments that are not expected to result in economic gain or loss. Many investors, analysts and financial news reporters use operating shareholders' equity as the principal financial measure for valuing Assured Guaranty Ltd.'s current share price or projected share price and also as the basis of their decision to recommend, buy or sell Assured Guaranty Ltd.'s common shares. Many of the Company's fixed income investors also use operating shareholders' equity to evaluate the Company's capital adequacy. Operating shareholders' equity is the basis of the calculation of adjusted book value (see below). Operating shareholders' equity is defined as shareholders' equity attributable to AGL, as reported under GAAP, adjusted for the following:

1)
Elimination of the effects of consolidating FG VIEs in order to present all financial guaranty contracts on a more consistent basis of accounting, whether or not GAAP requires consolidation. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company even though the Company does not own such VIEs.

2)
Elimination of the after-tax non-credit-impairment unrealized fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit losses and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

3)
Elimination of the after-tax fair value gains (losses) on the Company's CCS. Such amounts are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

4)
Elimination of the after-tax unrealized gains (losses) on the Company's investments that are recorded as a component of accumulated other comprehensive income (AOCI) (excluding foreign exchange remeasurement). The AOCI component of the fair value adjustment on the investment portfolio is not deemed economic because the Company generally holds these investments to maturity and therefore should not recognize an economic gain or loss.

Management believes that adjusted book value is a useful measure because it enables an evaluation of the net present value of the Company's in-force premiums and revenues in addition to operating shareholders' equity. The premiums and revenues included in adjusted book value will be earned in future periods, but actual earnings may differ materially from the estimated amounts used in determining current adjusted book value due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults and other factors. Many investors, analysts and financial news reporters use adjusted book value to evaluate Assured Guaranty Ltd.'s share price and as the basis of their decision to recommend, buy or sell the Assured Guaranty Ltd. common shares. Adjusted book value is operating shareholders' equity, as defined above, further adjusted for the following:

1)	Elimination of after-tax deferred acquisition costs, net. These amounts represent net deferred expenses that have already been paid or accrued and will be expensed in future accounting periods.

2)	Addition of the after-tax net present value of estimated net future credit derivative revenue. See below.

3)
Addition of the after-tax value of the unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed, net of reinsurance. This amount represents the expected future net earned premiums, net of expected losses to be expensed, which are not reflected in GAAP equity.

Net Present Value of Estimated Net Future Credit Derivative Revenue

Management believes that this amount is a useful measure because it enables an evaluation of the value of future estimated credit derivative revenue. There is no corresponding GAAP financial measure. This amount represents the present value of estimated future revenue from the Company's credit derivative in-force book of business, net of reinsurance, ceding commissions and premium taxes, for contracts without expected economic losses, and is discounted at 6%. Estimated net future credit derivative revenue may change from period to period due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation.

Reconciliation of GAAP Shareholders' Equity to
Operating Shareholders' Equity (1) and Adjusted Book Value (1)
(in millions, except per share amounts)

	As of
	June 30, 2015	December 31, 2014

Shareholders' equity	$5,806	$5,758
Less after-tax adjustments:
Effect of consolidating FG VIEs	(40)	(44)
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	(447)	(527)
Fair value gains (losses) on CCS	39	23
Unrealized gain (loss) on investment portfolio excluding foreign exchange effect	243	373
Operating shareholders' equity	6,011	5,933
After-tax adjustments:
Less: Deferred acquisition costs	150	156
Plus: Net present value of estimated net future credit derivative revenue	155	109
Plus: Net unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed	2,685	2,609
Adjusted book value	$8,701	$8,495

Shares outstanding at the end of the period	148.3	158.3

Per share:
Shareholders' equity	$39.16	$36.37
Operating shareholders' equity	40.55	37.48
Adjusted book value	58.69	53.66
________________________________________________

(1)	The non-GAAP measures presented in the table above should not be considered a substitute for financial results and measures determined or calculated in accordance with GAAP.

PVP or Present Value of New Business Production

Management believes that PVP is a useful measure because it enables the evaluation of the value of new business production for the Company by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period as well as premium supplements and additional installment premium on existing contracts as to which the issuer has the right to call the insured obligation but has not exercised such right,  whether in insurance or credit derivative contract form, which GAAP gross premiums written and the net credit derivative premiums received and receivable portion of net realized gains and other settlements on credit derivatives (Credit Derivative Revenues) do not adequately measure. PVP in respect of financial guaranty contracts written in a specified period is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums, in each case, discounted at 6%. For purposes of the PVP calculation, management discounts estimated future installment premiums on insurance contracts at 6%, while under GAAP, these amounts are discounted at a risk-free rate. Additionally, under GAAP, management records future installment premiums on financial guaranty insurance contracts covering non-homogeneous pools of assets based on the contractual term of the transaction, whereas for PVP purposes, management records an estimate of the future installment premiums the Company expects to receive, which may be based upon a shorter period of time than the contractual term of the transaction. Actual future net earned or written premiums and Credit Derivative Revenues may differ from PVP due to factors including, but not limited to, changes in foreign exchange rates, prepayment speeds, terminations, credit defaults, or other factors that affect par outstanding or the ultimate maturity of an obligation.

Reconciliation of PVP
to Gross Written Premiums (1)
(in millions)

	Quarter Ended
	June 30,
	2015	2014
Total PVP	$26	$27
Less: Financial guaranty installment premium PVP	1	11
Total: Financial guaranty upfront gross written premiums	25	16
Plus: Installment gross written premiums and other GAAP adjustments(2)	(3)	1
Total gross written premiums	$22	$17
________________________________________________

(1)	The non-GAAP measures presented in the table above should not be considered a substitute for financial results and measures determined or calculated in accordance with GAAP.

(2)
Includes present value of new business on installment policies, gross written premiums adjustment on existing installment policies due to changes in assumptions, any cancellations of assumed reinsurance contracts, and other GAAP adjustments.

Conference Call and Webcast Information

The Company will host a conference call for investors at 8:30 a.m. Eastern Time (9:30 a.m. Atlantic Time) on Thursday, August 6, 2015. The conference call will be available via live and archived webcast in the Investor Information section of the Company's website at AssuredGuaranty.com or by dialing 1-877-281-1545 (in the U.S.) or 1-412-902-6609 (International). A replay of the call will be made available through November 6, 2015. To listen to the replay, dial 1-877-344-7529 (in the U.S.) or 1-412-317-0088 (International), passcode 10070090. The replay will be available one hour after the conference call ends.

Please refer to Assured Guaranty's June 30, 2015 Financial Supplement, which is posted on the Company's website at assuredguaranty.com/investor-information/by-company/assured-guaranty-ltd, for more information on the Company's financial guaranty portfolios, investment portfolio and other items. The Company is also posting on the same page of its website:

•	“Public Finance Transactions in 2Q 2015,” which lists the U.S. public finance new issues insured by the Company in second quarter 2015, and

•	“Structured Finance Transactions at June 30, 2015,” which lists the Company's structured finance exposure as of that date.

In addition, the Company is posting at assuredguaranty.com/presentations the “June 30, 2015 Equity Investor Presentation.” Furthermore, the Company's separate-company subsidiary financial supplements and its Fixed Income Presentation for the current quarter will be posted on the Company's website when available. Those documents will be furnished to the Securities and Exchange Commission in a Current Report on Form 8-K.

# # #

Assured Guaranty Ltd. is a publicly traded (NYSE: AGO) Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets. More information on Assured Guaranty Ltd. and its subsidiaries can be found at AssuredGuaranty.com.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this press release reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. For example, Assured Guaranty's calculations of adjusted book value, PVP, net present value of estimated future installment premiums in force and total estimated net future premium earnings and statements regarding its capital position and demand for its insurance and other forward-looking statements could be affected by rating agency action, including a ratings downgrade, a change in outlook, the placement of ratings on watch for downgrade, or a change in rating criteria, at any time, of AGL or any of its subsidiaries, and/or of any securities AGL or any of its subsidiaries have issued, and/or of transactions that AGL’s subsidiaries have insured; reduction in the amount of available insurance opportunities and/or in the demand for Assured Guaranty's insurance; developments in the world’s financial and capital markets that adversely affect obligors’ payment rates, Assured Guaranty’s loss experience, or its exposure to refinancing risk in transactions (which could result in substantial liquidity claims on its guarantees); the possibility that budget shortfalls or other factors will result in credit losses or impairments on obligations of state, territorial and local governments and their related authorities and public corporations that Assured Guaranty insures or reinsures; the failure of Assured Guaranty to realize loss recoveries that are assumed in its expected loss estimates; deterioration in the financial condition of Assured Guaranty’s reinsurers, the amount and timing of reinsurance recoverables actually received and the risk that reinsurers may dispute amounts owed to Assured Guaranty under its reinsurance agreements; increased competition, including from new entrants into the financial guaranty industry; rating agency action on obligors, including sovereign debtors, resulting in a reduction in the value of securities in Assured Guaranty's investment portfolio and in collateral posted by and to Assured Guaranty; the inability of Assured Guaranty to access external sources of capital on acceptable terms; changes in the world’s credit markets, segments thereof, interest rates or general economic conditions; the impact of market volatility on the mark-to-market of Assured Guaranty’s contracts written in credit default swap form; changes in applicable accounting policies or practices; changes in applicable laws or regulations, including insurance and tax laws, or other governmental actions; difficulties with the execution of Assured Guaranty’s business strategy; loss of key personnel; the effects of mergers, acquisitions and divestitures; natural or man-made catastrophes; other risks and uncertainties that have not been identified at this time; management’s response to these factors; and other risk factors identified in AGL’s filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of August 5, 2015, and Assured Guaranty undertakes no obligation to update publicly or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contact Information

Robert Tucker
Managing Director, Investor Relations and Corporate Communications
212-339-0861
rtucker@assuredguaranty.com

Ashweeta Durani
Vice President, Corporate Communications
212-408-6042
adurani@assuredguaranty.com